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THIS AGREEMENT is made the 16 day of March 2012.

BETWEEN:

(1)	MoneyGram International Limited (registered number 03287157) whose registered office is at 1st Floor Senator House, 85 Queen Victoria Street, London, United Kingdom EC4V 4AB (the “Company”);

(2)	Carl-Olav Scheible of 10 Melville Ave, London, United Kingdom SW20 0NS (the “Executive”).

THE PARTIES AGREE that the Company will employ the Executive and the Executive will serve the Company on the following terms and conditions:

1.	DEFINITIONS

1.1	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

“Act” the Employment Rights Act 1996 as amended;

“Accrued Entitlement” means the Executive’s annual holiday entitlement (in days) multiplied by the proportion of the holiday year during which the Executive has been employed by the Company;

“Board” the board of directors for the time being of the Company or any committee of directors appointed by the board for the time being;

“Confidential Information” all and any information (whether or not recorded in documentary form, or on any optical, magnetic or computer disk or memory) which is not in the public domain relating to the business, affairs, finances, business methods, corporate plans, research, internal processes or development projects of the Company or any Group Company; all and any details of customers, potential customers or suppliers of the Company or any Group Company, the nature of the customers’ or suppliers’ business operations, all confidential aspects of customers’ or suppliers’ business relationships with the Company or any Group Company; all and any information relating to any employee of the Company or any Group Company; all and any trade secrets, secret formulae, inventions and any other intellectual property rights howsoever arising, designs or technical data of the Company or any Group Company or other confidential technical information relating to the research and development, production or supply of any past, present or future product or service of the Company or any Group Company, and other information to which the Company or any Group Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to a third party;

“Control” means in relation to the Company the power of a person to secure that the affairs of the Company are conducted in accordance with the wishes of that person either by means of the holding of shares or the possession of voting power or by virtue of any powers conferred by constitutional or corporate documents relating to the Company.

“Day’s Pay” means one-fifth of the Executive’s weekly salary;

“Group” the Company and the Group Companies;

“Group Company” any company which is for the time being a subsidiary or holding company of the Company and any subsidiary of any such holding company and for the purposes of this Agreement the terms “subsidiary” and “holding company” shall have the meanings ascribed to them by section 1159 of the Companies Act 2006.

“Intellectual Property Rights” means any rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (and rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or may subsist, now or in the future, in any part of the world.

“Works” means any design, drawing, code, document, invention, packaging, idea, concept, database or similar work product created by the Executive, whether by himself or jointly with other people, wholly or substantially in the normal course of his employment or in the course of carrying out duties specifically assigned to him, which in the sole opinion of the Company are useful for, or relate to the affairs of, the Company, whether or not the work was made at the direction of the Company or was intended for use by the Company or any Group Company.

1.2	References to Clauses and schedules are unless otherwise stated to Clauses of and schedules to this Agreement.

1.3	The headings to the Clauses are for convenience only and shall not affect the construction or interpretation of this Agreement.

1.4	Unless the context otherwise requires, references in this Agreement to the masculine gender shall, where appropriate, be deemed to include the feminine and vice versa.

1.5	Any reference to a statutory provision in this Agreement shall be deemed to include a reference to any statutory modification or re-enactment of it.

1.6	The Company accepts the benefits of this Agreement on its own behalf and on behalf of the Group and shall be entitled to assign (wholly or in part), at its sole discretion, its rights in connection with the Agreement to any other Group Company at any time with immediate effect on giving written notice to the Executive.

2.	COMMENCEMENT AND TERM

2.1

The employment of the Executive shall commence on 16th April 2012 and shall continue (except as provided in Clause 20) unless and until terminated by either the Company or the Executive giving six months’ prior notice in writing.

2.2	For the purposes of the Act, the Executive’s period of continuous employment will commence on 16th April 2012.

2.3	The Executive represents and warrants that the Executive is not bound by or subject to any court order, agreement, arrangement or undertaking which in any way restricts or prohibits the Executive from entering into this Agreement or from performing his duties under it.

2.4	It is a condition precedent of this Agreement that, prior to the start of the Executive’s employment, the Executive has the necessary immigration status to work under this Agreement in the United Kingdom and the Company has received satisfactory employment references and a satisfactory basic disclosure report, as may be applicable throughout the duration of this Agreement.

3.	ROLE AND DUTIES OF THE EXECUTIVE

3.1	The Executive shall serve the Company as Executive Vice President, although such job title may change from time to time to reflect the actual duties he undertakes. With the prior consent of the Executive but not otherwise, the Company may appoint any other person or persons to act jointly with the Executive in any position to which he may be assigned from time to time subject to there being no loss of status by the Executive.

3.2	During his employment the Executive shall:

3.2.1	devote the whole of his time, attention and skill to the business and affairs of the Company both during normal business hours which are 9.00 am to 5.30 pm and during such additional hours as are necessary for the proper performance of the Executive’s duties or as the Board may reasonably require from time to time;

3.2.2	faithfully and diligently perform such duties and exercise such powers consistent with his position as may from time to time be assigned to him or vested in the Executive by the Board to a standard that is acceptable to the Board;

3.2.3	do all in his power to promote, develop and extend the business of the Company and the Group;

3.2.4	obey the reasonable and lawful directions of the Board;

3.2.5	comply with all the Company’s rules, regulations, policies and procedures from time to time in force; and

3.2.6	keep the Board at all times promptly and fully informed (in writing if so requested) of his conduct of the business of the Company and any Group Company and provide such explanations in connection with it as the Board may require.

3.3	The Executive accepts that the Company may at its discretion require him to perform other duties or tasks not within the scope of his normal duties or not to perform any duties at all and save for the latter case, the Executive agrees to perform those duties or undertake those tasks as if they were specifically required under this Agreement.

3.4	The Executive agrees, for the purposes of Regulation 5 of The Working Time Regulations 1998 (the “Regulations”), that Regulation 4 of the Regulations does not apply to him. The Company and the Executive agree that the Executive’s consent, for the purpose of this Clause 3.4, shall continue indefinitely provided that the Executive may withdraw such consent at any time by giving the Company three months’ notice of his wish to do so.

3.5	The Executive shall, if and so long as the Company requires and without any further remuneration other than is specified in this Agreement:

3.5.1	carry out duties on behalf of any Group Company; and

3.5.2	act as a director or officer of any Group Company.

4.	PLACE OF WORK

The Executive’s normal place of work will be the Company’s offices in London, but the Company may require the Executive to work at any place (whether inside or outside the United Kingdom) for such periods as the Company may from time to time require.

5.	SALARY

5.1	The Company shall pay to the Executive a gross annual salary of £300,000 (which shall accrue from day to day), which shall be paid less such tax and employee National Insurance contributions or other deductions the Company or any Group Company is obliged or authorised to make, on or before the last day of each calendar month by credit transfer to his bank account payable by equal monthly instalments in arrears (or such other sum as may from time to time be agreed). The rate of salary will be reviewed annually in April, the first such review to take place in April 2013. There is no obligation on the Company to increase the Executive’s salary.

5.2	Salary and any bonus and/or profit share payable shall be inclusive of any fees to which the Executive may be entitled as a director of the Company or any Group Company.

5.3	Payment of salary and bonus and/or profit share (if applicable) to the Executive may be made either by the Company or to the extent the salary, bonus or profit share relates to duties carried out on behalf of any Group Company or for acting as a director or officer of any Group Company by such Group Company, and, if by more than one company, in such proportions as the Board may from time to time think fit.

6.	BONUS

6.1	The Executive will be eligible to participate in a Performance Bonus Plan (the “PBP”), at target, of up to 75% of the Executive’s base salary earned during the relevant financial year. Payment of bonus under the PBP will be dependent on both individual and corporate performance against business and financial targets for the year.

6.2	Payment of the PBP will be adjusted pro rata if the Executive works for less than the full 12 months of the financial year. The Executive shall in any event have no right to any PBP payment under this Clause 6 if he has not completed at least a full quarter’s employment during the financial year or his employment terminates for any reason or he is under notice of termination (whether given by the Executive or the Company) at or prior to the date when a PBP payment under this Clause 6 might otherwise have been paid.

6.3	Further details of the PBP are available from Human Resources. The PBP is subject to the scheme rules and targets as may be applicable in any given year. The PBP is adjusted from year to year and may be amended or withdrawn from year to year entirely at the Company’s or any Group Company’s discretion. Any bonus awarded by the Company under the PBP does not create any precedent for future years.

6.4	In addition, the Executive shall receive a sign on bonus of £10,000 (NET). The sign on bonus shall be paid within 30 days of the date of commencement of employment and provided that the Executive has satisfied the pre-conditions of his employment as set out in this Agreement. It shall be repayable immediately if, within 12 months after the commencement date, the Executive’s employment terminates for any reason or if he gives notice.

7.	EQUITY

The Company may in its absolute discretion, upon the commencement of the Executive’s employment with the Company, make an initial award to the Executive valued at $2,000,000, to be awarded 50% as stock options and 50% as performance-based restricted stock units. The stock options will vest at a rate of 25% per year over four years. The restricted stock units will vest when certain performance measures are achieved. The first possible vesting of the restricted share units will be 50% to vest at the end of 2012, and the remainder to vest at the end of 2014. Future annual awards of equity may be equal to two times the Executive’s annual base salary subject always to satisfactory performance. Further details of the equity award are available from human resources. Any equity award shall be purely discretionary and shall not form part of the Executive’s contractual remuneration under this Agreement. If the Company makes an equity award to the Executive, it shall not be obliged to make any subsequent equity award. Any equity award is made subject to the terms of the relevant plan rules.

8.	CAR ALLOWANCE

The Executive will be entitled to a car allowance of £15,000 gross per annum, prorated for the duration of this Agreement and paid in equal monthly instalments in arrears, on the last working day of each month. This allowance is subject to appropriate tax and statutory deductions in line with legislation in the UK.

9.	EXPENSES

9.1	The Company shall reimburse the Executive in respect of all expenses reasonably incurred by him in the proper performance of his duties, subject to his providing such receipts or other appropriate evidence as the Company may require.

9.2	The Executive will be issued with a Company credit card on condition that he:

9.2.1	takes good care of such card and immediately reports any loss of it to the Company;

9.2.2	uses the card only for the purposes of the Company’s business in accordance with any applicable Company policy thereto; and

9.2.3	returns the card immediately to the Company on request.

9.3	The Executive shall submit any expenses monthly to the Finance Department by the 15th of each calendar month, providing detailed reasons for any expenditure incurred on the cards together with appropriate back-up documentation and/or receipts.

9.4	Further terms regarding expenses and the use of Company credit cards are contained under the Company’s Travel and Entertainment Policy.

10.	HOLIDAYS

10.1	The Executive shall be entitled, in addition to all Bank and public holidays normally observed in England, to 30 working days’ paid holiday in each holiday year being the period from 1 January to 31 December.

10.2	The Executive may take his holiday only at such times as are agreed with the person to whom the Executive reports.

10.3	In the respective holiday years in which his employment commences or terminates, the Executive’s entitlement to holiday shall accrue on a pro rata basis for each completed calendar month of service during the relevant year.

10.4	Holiday entitlement for one holiday year cannot be taken in a subsequent holiday year. If the Executive does not use his holiday entitlement in the holiday year to which it relates, the entitlement will be forfeited and he will not be entitled to any payment in lieu of the entitlement.

10.5	The Company may either require the Executive to take unused holiday during any notice period or make a payment to him in lieu of it, as calculated in Clause 10.6.

10.6	If at the date on which the Executive’s employment terminates, he has taken less of his annual holiday entitlement than his Accrued Entitlement, the Company will make a payment to him in respect of untaken holiday at the rate of a Day’s Pay for each day of untaken holiday. The number of days of untaken holiday will be equal to the Accrued Entitlement less the number of days taken by the Executive between the start of the holiday year and the termination date.

10.7	If at the date on which the Executive’s employment terminates, he has taken more of his annual holiday entitlement than his Accrued Entitlement, the Company may recover any excess payment and the Executive authorises the Company to deduct it from any payments due to him.

11.	SICKNESS BENEFIT

11.1	During any period of sickness absence the Executive shall from time to time if required:

11.1.1	supply the Company with medical certificates covering any period of sickness or incapacity exceeding seven days (including weekends); and

11.1.2	undergo at the Company’s expense, a medical examination by a doctor appointed by the Company (and the Executive agrees that copies of any medical reports prepared by such doctor shall be sent directly to the Company).

11.2	The Executive will receive Statutory Sick Pay only for any sickness absence during the first eight weeks of service with the Company. After the expiry of eight weeks from the date on which the Executive commenced work for the Company under this Agreement, the terms and conditions of the relevant policy in the Staff Manual of the Company will apply.

11.3	Any payment to the Executive pursuant to Clause 11.2 shall be deemed to include any Statutory Sick Pay and any Social Security Sickness Benefit or other benefits to which the Executive may be entitled.

11.4	If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then the Executive shall:

11.4.1	notify the Company immediately of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection with it;

11.4.2	give to the Company such information concerning the above matters as the Company may reasonably require; and

11.4.3	if the Company so requires, refund to the Company any amount received by him from any such third party provided that the refund shall be no more than the amount which he has recovered in respect of remuneration.

12.	PENSION, MEDICAL INSURANCE AND LIFE ASSURANCE

12.1	During his employment, the Executive shall be eligible to join the Company’s Group Personal Pension Plan (“Plan”). The Executive will be eligible to join the Company’s Group Personal Pension Plan, currently with AEGON Scottish Equitable. The Company agrees to make contributions of up to 8% of the Executive’s salary subject to the terms of the Plan. The pension scheme is contracted in to the state second pension scheme and a contracting out certificate under the Pension Scheme Act 1993 is not in force. Further details can be provided by the Company’s personnel management or pension provider.

12.2	Members of the Company’s Group Personal Pension Plan will also be eligible to the Company’s Group Income Protection Insurance Scheme, subject always to the scheme rules. Inclusion may be subject to additional underwriting and satisfactory medical evidence.

12.3	Should the Executive die before reaching his retirement death in service benefits will apply as set out in the rules of the Group Personal Pension Plan and the MoneyGram International Ltd Group Life Assurance Scheme. Inclusion in the Group Life Assurance Scheme may be subject to additional underwriting and satisfactory medical evidence.

12.4	During his employment, the Executive [and his spouse and minor children] shall be entitled to participate in any private medical insurance scheme that may be arranged by the Company for the benefit of its employees subject to the insurer accepting the Executive for cover under the relevant policy at normal rates and subject to the rules of such scheme or policy from time to time in force.

12.5	The Company reserves the right to amend or withdraw the terms of any benefit or insurance arrangement at any time.

13.	MOBILE PHONE

A Company mobile phone will be provided to the Executive for business use. All expenses relating to line rental and call costs will be paid for by the Company in advance or will be chargeable to the Company as appropriate. Any costs incurred on the mobile phone, which relate to personal use, must be reimbursed to the Company in line with the Travel & Entertainment policy.

14.	GYM MEMBERSHIP

The Executive is eligible for subsidised gym membership if he wishes to join the Company nominated gym. Further details can be obtained from human resources.

15.	RESTRICTIONS DURING EMPLOYMENT

15.1	During his employment, the Executive shall not directly or indirectly:

15.1.1	be employed, engaged, concerned or interested in any other business or undertaking; or

15.1.2	engage in any activity which the Board reasonably considers may be, or become, harmful to the interests of the Company or of any Group Company or which might reasonably be considered to interfere with the performance of the Executive’s duties under this Agreement.

Nothing in this Agreement shall apply to the holding by the Executive (or his nominees) for investment purposes only of not more than 3% of the issued shares or securities of any company whose shares or other capital are listed on or dealt on or under the rules of an exchange which is designated as a “recognised stock exchange” pursuant to section 841(1) of the Income and Corporation Taxes Act 1988 or an exchange which is a “recognised investment exchange” or a “recognised overseas investment exchange” pursuant to section 285 or section 292 of the Financial Services and Markets Act 2000.

15.2	The Executive agrees that he will not at any time during the course of his employment take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with any business of the Company.

16.	GIFTS, INDUCEMENTS AND CONFLICTS OF INTEREST

16.1	Subject to any regulations from time to time issued by the Company which may apply to him, the Executive shall not receive or obtain directly or indirectly any discount, rebate, commission or other inducement in respect of any sale or purchase of any goods or services effected or other business transacted (whether or not by him) by or on behalf of the Company or any Group Company. The Executive shall not at any time accept any cash gift from any person or firm having business relations or prospective business relations with the Company or the Group.

16.2	The Executive may not engage in any business, financial, or other conduct where his personal interests actually conflict or have the appearance of conflicting with those of the Company or the Group or its other shareholders. A conflict of interest arises whenever an employee has the opportunity to obtain personal gain in a way that is contrary to the interests of the Company or any Group Company. The Executive should consult with the Legal Department if he needs advice on what constitutes a conflict of interest. Examples where the Executive should consult with the Legal Department before acting include, but are not limited to, the following:

16.2.1	Investing with a direct competitor (other than investments in public companies, not exceeding 5% in nominal value), or accepting payments, loans or offers of employment from persons or companies trying to do business with or gain information from the Company.

16.2.2	Permitting an immediate family member to accept compensation or benefits from any competitor of the Company, except in the case of ordinary course of employment.

16.2.3	Conducting business on behalf of the Company with any contractor, vendor, supplier or his party in which the Executive or a member of his immediate family is a principal, officer or representative, or in which the Executive has any other personal interest.

The breach of any of such obligations established in this Clause will result in formal disciplinary action and may be treated as gross misconduct.

17.	CONFIDENTIAL INFORMATION

17.1	The Executive acknowledges that during the course of his employment under this Agreement he is likely to create, or have access to, or be entrusted with, or come across Confidential Information. The Executive recognises that the unauthorised use or disclosure of Confidential Information could be damaging to the Group, or to any person, company, business entity or other organisation with whom or which the Group deals, or to whom any Group Company owes an obligation of confidentiality. Accordingly the Executive shall neither during his employment (except in the proper performance of his duties) nor at any time (without limit) after the termination of his employment except in compliance with an order of a competent court:

17.1.1	disclose, communicate or publish to any person, company, business entity or other organisation any Confidential Information unless such disclosure, communication or publication is required for the proper performance of the Executive’s duties;

17.1.2	remove any Confidential Information from the Company’s or any Group Company’s premises or copy, duplicate, or otherwise reproduce any document or tangible item containing Confidential Information for any purpose other than those of the Company or any Group Company;

17.1.3	use any Confidential Information for his own purposes or for any purposes other than those of the Company or any Group Company; or

17.1.4	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any Confidential Information.

17.2	The Executive further undertakes to use all reasonable endeavours to ensure that Confidential Information is not disclosed, communicated or published.

17.3	The Executive agrees that during his employment (except in the proper course of his duties) he will not without the Company’s prior written consent:

17.3.1	publish any opinion, fact or material;

17.3.2	deliver any lecture or presentation;

17.3.3	participate in the making of any film, radio, television (whether cable, satellite or terrestrial), worldwide web or other media broadcast or transmission; or

17.3.4	communicate with any representative of the media or any other third person, company, business entity or other organisation in connection with anything that comprises or concerns Confidential Information.

17.4	The Executive agrees that each of the above restrictions:

17.4.1	covers all actions by him in whatever capacity, whether directly or indirectly via any person, company, business entity, agent, associate, company, partnership, employee, employer, shareholder, trust or other organisation which, if done by the Executive personally, would breach this Agreement;

17.4.2	must be drawn by him to the attention of any person, company, business entity or other organisation who may at any time before or after the termination of his employment offers to employ or engage him in any capacity and for or with whom he intends to work.

17.5	Nothing in this Clause prevents the Executive from making a protected disclosure as defined by section 43A of the Employments Rights Act 1996.

17.6	Each of the provisions of this Clause 17 is separate and severable and in the event of any such provision being determined to be unenforceable, in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining provisions or, in the case of a part of a provision being unenforceable, the remainder of that provision.

18.	INTELLECTUAL PROPERTY

18.1	The Executive shall immediately disclose to the Company complete and accurate particulars of any Works, and

18.1.1	in the case of an invention the Executive shall give the Company full particulars of it together with all information, data (in all forms and in all media), drawings and models, embodying or relating to the invention, irrespective of the nature of the invention or when it was made; and,

18.1.2	in the case of designs or works, a copy of them,

and in either case, the Executive shall, at the Company’s request, provide to the Company complete copies of any prior works, designs or inventions from which the Works were derived.

18.2	The Executive agrees that the Company may require the Executive to provide to the Company complete and accurate particulars of any Works, such particulars to be delivered immediately to an authorised representative at any time, regardless of whether they have previously been provided to the Company.

18.3	If an invention made by the Executive is the property of the Company under section 39 Patents Act 1977 the Executive shall execute all documents and do all things which may reasonably be necessary or desirable for applying for and obtaining the best possible patent, utility model or other legal protection for the invention (“Protection”) in any and all territories specified by the Company and the Executive hereby assigns to the Company with full title guarantee and free of all encumbrances all rights to the invention and all applications for Protection and to the grant of Protection in respect of that invention and shall execute all documents and do all such things as may be necessary or desirable for perfecting the assignment and obtaining registration of it and obtaining protection in all territories in the name of the Company.

18.4	If any invention is the Executive’s property under section 39 Patents Act 1977 and relates to or is useful in connection with the business or any product or service of the Company or any Group Company the Executive shall not grant a licence or execute an assignment in respect of that invention or any rights in it to any other person without first offering to grant a licence or execute an assignment for the benefit of the Company on reasonable commercial terms and the Company shall have fifteen working days in which to accept or reject the offer. If the Company does not accept the offer, the Executive may not thereafter offer such licence or assignment to a third party on terms more favourable than those offered to the Company. In the event that an offer is made to a third party upon terms more favourable than those offered to the Company, the Executive must make a further offer to the Company on the same or not less favourable terms than those offered to the third party, and the Company shall again have fifteen working days in which to accept or reject this offer.

18.5	All Works shall be the property of the Company, the Intellectual Property Rights in those Works shall belong absolutely to the Company and the Executive hereby assigns absolutely and irrevocably all Intellectual Property Rights in and to those Works to the Company. The existence, content and details of any Works shall not be disclosed to any other person without the prior written consent of the Company which, if given, may be subject to conditions. The Company shall be entitled to withhold such consent in its sole and absolute discretion without giving reasons.

18.6	To the extent that any Intellectual Property Rights in any of the Works are not vested in the Company for any reason, the Executive hereby agrees to assign the same to the Company, and to execute all documents and, at the expense of the Company, do all such things as are necessary or reasonably required to ensure that those Intellectual Property Rights vest entirely and absolutely in the Company.

18.7	The Executive recognises and accepts that the Company may edit, copy, add to, take from, adapt, alter and translate the Works in exercising the rights assigned under Clauses 18.5 and 18.6.

18.8	To the fullest extent permitted by law, the Executive irrevocably and unconditionally waives any provision of law known as “moral rights” including (but not limited to) any moral rights the Executive may otherwise have under sections 77 to 89 inclusive of the Copyright Designs and Patents Act 1988 in relation to the rights referred to in this Clause 18. The Executive gives this waiver in favour of the Company and each Group Company, and all successors in title to and licensees of the Intellectual Property Rights in the Works.

18.9	The Executive agrees that he will at the Company’s request and expense, execute such further documents and do all things necessary or reasonably required to confirm, substantiate, or give effect to the rights and obligations of the parties under this Clause 18 both before and after the termination of this Agreement, at any time, and for any reason.

18.10	The Executive agrees that he will not at any time make use of, disclose or exploit the Company’s Intellectual Property Rights for any purpose which has not been authorised by the Company.

18.11	The provisions of this Clause with regard to Intellectual Property Rights shall remain in force notwithstanding the termination of the Executive’s employment and shall be binding on his personal representatives.

19.	COMPANY PROPERTY

19.1	The Executive acknowledges that all property, equipment, books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes and other documents and material whatsoever (whether made or created by the Executive or otherwise) relating to the business of the Company or any Group Company (and any copies of the same) including but not limited to any document or tangible property which contains any Confidential Information:

19.1.1	shall be and remain the property of the Company or the relevant Group Company; and

19.1.2	shall be handed over by the Executive to the Company or to the relevant Group Company on demand and in any event on the termination of his employment and the Executive shall certify that all such property has been handed over on request by the Company and agrees that he will take all reasonable steps to prevent the disclosure of the same.

19.2	To ensure the protection of its workers, clients/customers and business, the Company reserves the right to search the Executive’s work space (including his desk, office, and company car) and any other property provided by the Company which he may use during his employment with the Company. The Company will use this right of access reasonably, but in entering into this Agreement the Executive warrants and represents that he is aware that no Company property of which he has use may be presumed to be private.

20.	TERMINATION

20.1	Notwithstanding any other provisions of this Agreement, in any of the following circumstances, the Company may terminate the Executive’s employment summarily and without further payment (save for any sums accrued due as at the relevant date) if the Executive:

20.1.1	commits any serious breach of this Agreement or is guilty of any gross misconduct or any wilful neglect in the discharge of his duties;

20.1.2	repeats or continues (after warning) any breach of this Agreement;

20.1.3	is guilty of any fraud, dishonesty or any conduct tending to bring himself, the Company, or any Group Company into disrepute (whether or not constituting gross misconduct);

20.1.4	consistently and/or persistently carries out or fails to carry out his duties and obligations under this Agreement in a way and/or to a standard of competence that the Board (acting reasonably) considers to be unacceptable;

20.1.5	has a petition presented for a bankruptcy order to be made in respect of him, enters into (or proposes to enter into) an individual voluntary arrangement or other composition with his creditors or takes advantage of any other legislation for the time being in force offering relief for insolvent debtors;

20.1.6	is convicted of any criminal offence (other than minor offences under road traffic legislation for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties;

20.1.7	is disqualified from holding office in the Company or in any other company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment;

20.1.8	at any time does not possess the necessary immigration status required in order to work under this Agreement in the United Kingdom;

20.1.9	shall become of unsound mind or become a patient under the Mental Health Act 1983;

20.1.10	is convicted of an offence under the Criminal Justice Act 1993 Pt V32 or under any other present or future statutory enactment or regulations relating to insider dealings;

20.1.11	resigns as or otherwise ceases to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s request.

20.2	Any delay by the Company in exercising such right of termination in Clause 20.1 shall not constitute a waiver of it.

20.3	Notwithstanding the existence of any permanent health insurance or disability cover provided for the Executive by the Company, if at any time the Executive is unable to perform his duties properly because of ill health, accident or otherwise for a period or periods totalling at least 130 working days in any period of 12 calendar months, or becomes incapable by reason of mental disorder of managing and administering his property and affairs, then the Company may terminate his employment by giving him not less than statutory minimum written notice to that effect.

20.4	If the Company believes that it may be entitled to terminate his employment pursuant to Clause 20.1, it shall be entitled (but without prejudice to its right subsequently to terminate his employment on the same or any other ground) to suspend the Executive on full pay and other benefits for so long as it may think fit.

20.5	The Company reserves the right, at its absolute discretion, to terminate the Executive’s employment at any time by making a payment in lieu of any notice of termination corresponding either to the applicable period(s) as set out in Clause 2, or Clause 20.3 in the case of serious incapacity. For this purpose, the Executive agrees that pay in lieu will consist of basic salary only (and no benefits, bonus or profit share payments) for the notice period which is accrued due as at the date of termination of his employment. Should the Company exercise its discretion to terminate in this way:

20.5.1	all of the Executive’s post-termination obligations contained in this Agreement, in particular the confidentiality provisions in Clause 17 and the restrictive covenants in Clause 22, shall remain in full force and effect; and

20.5.2	the Company shall notify the Executive in writing of the date on which his employment shall terminate, which date shall be at the discretion of the Company.

20.6	The Company may pay any sums due under Clause 20.5 in equal monthly instalments until the date on which the notice period referred to at in Clause 2, or Clause 20.3 in the case of serious incapacity, would have expired if notice had been given. The Executive shall be obliged to seek alternative income during this period and to notify the Company of any income so received. The instalment payments shall then be reduced by the amount of such income.

20.7	The Executive may be required to use up any outstanding holiday during the notice period.

20.8

On the termination of his employment or upon either the Company or the Executive having served notice of such termination, the Executive shall, at the request of the Company, resign from office as a director of the Company and all offices held by him in any Group Company and shall transfer without payment to the Company or as the Company may direct any qualifying shares, held by him directly or as nominee, provided by it, provided however that such resignation shall be without prejudice to any claims which the Executive may have against the Company or any Group Company arising out of the termination of his employment; and the Executive irrevocably authorises the Company to appoint any person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to his obligations under this Clause 20.8 and no payment in lieu of notice shall be due to him.

20.9	If (a) the Company in a general meeting shall remove the Executive from the office of director of the Company or any Group Company, or (b) under the Articles of Association for the time being of the Company or any Group Company, the Executive shall be obliged to retire by rotation or otherwise and the Company in general meeting shall fail to re-elect the Executive as a director of the relevant Group Company (either such case being referred to in this Clause 20.9 as an “Event”), then the Executive’s employment under this Agreement shall automatically terminate with effect from the date of the Event.

20.10	With a view to ensuring that his departure can be arranged with the minimum of inconvenience or disruption to the business of the Group and its relationship with third parties and its other employees, the Executive undertakes not, without the prior approval of the Company as to the timing and manner of any communication about his departure, to inform any of his colleagues about the proposed cessation of his employment hereunder.

20.11	The Executive acknowledges the right of the Company to monitor and control the performance of its employees and acknowledges the fiduciary obligations attaching to his position including obligations to inform the Board forthwith upon his becoming aware that any of his colleagues engaged in the business of any Group Company of which he is a director is intending or contemplating the termination of his contract of employment with the Company of any other company in the Group.

20.12	Without prejudice to any other provisions of this Agreement, the Executive may not (except in the legitimate performance of his duties as an employee) at any time and specifically not on the termination of his employment, delete, copy, forward to a third party or interfere in any way with any Company information (including e-mails or documents relating to Company business) held on a laptop or computer or other electronic device and any attempt to do so will be regarded as gross misconduct.

21.	GARDEN LEAVE

21.1	At any time including after notice to terminate employment has been given by the Executive or the Company, the Company may for all or part of the duration of the notice period in its absolute discretion require the Executive:

21.1.1	to perform only such duties (including without limitation research projects) as it may allocate to the Executive;

21.1.2	not to perform any duties;

21.1.3	not to have any contact with clients of the Company or any Group Company;

21.1.4	not to have any contact with such employees or suppliers of the Company or any Group Company as the Company shall determine;

21.1.5	to disclose to the Company any attempted contact (other than purely social contact) with him made by any client, employee or supplier with whom the Executive has been required to have no contact pursuant to this sub-Clause;

21.1.6	to take any accrued holiday entitlement;

21.1.7	not to enter any premises of the Company or any Group Company nor to visit the premises of any of the Company’s or any Group Company’s suppliers or customers;

21.1.8	to resign as a director of the Company or from any other office held by him in the Company or any other Group Company;

provided always that throughout the period of any such action and subject to the other provisions of this Agreement the Executive’s salary and contractual benefits shall not cease to accrue or be paid (subject to Clause 21.3 below) and provided further that the period of garden leave shall not be for a period exceeding six months in total.

21.2	The Executive acknowledges that such action as set out above taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Executive have any claim against the Company in respect of any such action.

21.3	During any period of garden leave, the Executive shall owe a duty of the utmost good faith to the Company and its Group Companies, must not work for any other person or on his own account and shall remain readily contactable and available to work for the Company or any Group Company. Should the Executive work for any other person or on his own account or fail to be available for work at any time having been requested by the Company to do so or otherwise be in breach of any of the provisions of this Agreement, the Executive’s right to salary and contractual benefits in respect of such period of non compliance shall be forfeit notwithstanding any other provision of this Agreement.

22.	RESTRICTIVE COVENANTS

22.1	The Executive will not for a period of 12 months (less any period during which the Executive has been on garden leave) after the termination of his employment whether as principal or agent, and whether alone or jointly with, or as a director, manager, partner, shareholder, employee or consultant of any other person, directly or indirectly:

22.1.1	carry on, or be engaged, concerned or interested in any business which is similar to or competes with any business being carried on by the Company or by any Group Company at the termination of his employment and with which the Executive was involved to a material extent at any time during the last 12 months of his employment;

22.1.2	interfere with, tender for, canvass, solicit or endeavour to entice away from the Company or from any Group Company the business of any person, firm or business who at the date of termination of his employment or at any time during the period of 12 months prior to that date (or if earlier, prior to the date on which the Executive last carried out duties assigned to him by the Company) was, to his knowledge, a customer, client, agent of or supplier to, or who had dealings with the Company or with any Group Company, and with whom or which he had personal dealings in the normal course of his employment at that date or during that period;

22.1.3	supply any product, carry out or undertake or provide any service similar to those with which he was concerned to a material extent during the period of 12 months prior to the termination of his employment to or for any person who, at the date of termination of his employment or during the period of 12 months prior to that date was a customer, client, agent of or supplier to, or was in the habit of dealing with the Company or with any Group Company, and with whom the Executive had personal dealings in the normal course of his employment during that period of 12 months;

22.1.4	be employed by any person who or which carries on, is engaged in, or performs services in respect of, or concerned with the research into, development, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company or any Group Company, at any time during the last 12 months of his employment, or development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company or any Group Company, during the last 12 months of his employment;

22.1.5	be employed by, or enter into partnership with, employ or attempt to employ or negotiate or arrange the employment or engagement by any third party, of any person who was, at the date of the termination of his employment, or within 12 months prior to that date had been a senior employee of the Company or any Group Company and with whom he had personal dealings during that period;

22.1.6	solicit, interfere with, tender for or endeavour to entice away from the Company or from any Group Company any contract, project or business, or the renewal of any of them, carried on by the Company or by any Group Company which is currently in progress at the date of the termination of his employment or which was in the process of negotiation at that date and in respect of which the Executive had material contact with any customer, client, agent of or supplier to the Company or any Group Company at any time during the period of 12 months prior to the date of termination of his employment.

22.2	None of the restrictions contained in Clause 22.1 shall prohibit any activities by the Executive which are not in direct or indirect competition with any business being carried on by the Company or by any Group Company at the date of the termination of his employment.

22.3	Nothing in Clause 22.1 shall preclude the Executive from holding (directly or through nominees) investments in the amount and of the type specified in Clause 15.1.

22.4	At no time after the termination of his employment shall the Executive directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company or any Group Company, other than as a former employee of the Company.

22.5	The Executive acknowledges and agrees that he shall be obliged to draw the provisions of this Clause to the attention of any third party who may at any time before or after the termination of the Executive’s employment offer to employ or engage the Executive and for whom or with whom the Executive intends to work at any time during 12 months after the termination of his employment.

22.6	The Executive agrees that, having regard to all the circumstances and having taken independent legal advice, the restrictions contained in this Clause are reasonable and necessary for the protection of the Company and the Group Companies and that they do not bear harshly upon him and the parties agree that:

22.6.1	each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

22.6.2	if any restriction is found to be void but would be valid and enforceable if some part of it were deleted, that restriction shall apply with such deletion as may be necessary to make it valid and enforceable.

23.	DISMISSAL/DISCIPLINARY AND GRIEVANCE PROCEDURE

Any disciplinary or grievance matter affecting the Executive shall be dealt with by the Board. Any appeal shall lie to the EVP, Human Resources.

24.	DATA PROTECTION AND COMMUNICATIONS

24.1	For the purposes of this Clause the following expressions shall have the following meanings:-

24.1.1	“Personal Data” means data which relate to a living individual who can be identified from those data or from those data and other information which is in the possession of, or is likely to come into the possession of, the data controller and includes any expression of opinion about the individual and any indication of the intentions of the data controller or any other person in respect of the individual.

24.1.2	“Sensitive Personal Data” means personal data consisting of information as to racial or ethnic origin, political opinions, religious beliefs or other beliefs of a similar nature, membership of a trade union (within the meaning of the Trade Union & Labour Relations (Consolidation) Act 1992), physical or mental health or condition, sexual life, the commission or alleged commission of any offence or any proceedings for any offence committed or alleged to have been committed, including the disposal of such proceedings or the sentence of any Court in such proceedings.

24.2	For the purposes of the Data Protection Act 1998 by signing this Contract the Executive gives his consent to the holding and processing of personal data and sensitive personal data relating to him by the Company for all purposes relating to the performance of this Contract including but not limited to:

24.2.1	administering and maintaining personnel records;

24.2.2	paying and reviewing salary and other remuneration and benefits;

24.2.3	undertaking performance appraisals and reviews;

24.2.4	maintaining sickness and other absence records;

24.2.5	taking decisions as to his fitness for work;

24.2.6	providing references and information to future employers, and if necessary, to governmental and quasi governmental bodies for social security and other purposes;

24.2.7	providing information to potential future purchasers of the Company or any Group Company or of the business(es) in which he works;

24.2.8	transferring information about himself to a country or territory outside the European Economic Area;

24.2.9	providing and administering benefits (including if relevant, pension, life assurance, permanent health insurance and medical insurance); and

24.2.10	the monitoring of communications via the Company’s systems.

24.3	A copy of the Company’s policy on employee monitoring is set out in the Staff Manual and the Executive hereby consents to the Company monitoring the Executive for the purposes specified therein.

25.	NOTICES

A notice may be given by any party hereto to any other party hereto either personally or by sending it by prepaid first class post or airmail to the address stated in this Agreement or to any other address supplied by any party hereto to the other parties hereto for the giving of notice. A properly addressed and prepaid notice sent by first class post or airmail shall be deemed to have been served at an address within the United Kingdom at the expiry of 48 hours after the notice is posted and to have been served at an address outside the United Kingdom at the expiry of 72 hours after the notice is posted.

26.	DEDUCTIONS

26.1	The Executive shall pay to the Company any sums owing by him to the Company upon demand by the Company at any time (whether during the Executive’s employment by the Company or after the termination Date).

26.2	For the purposes of the Act and otherwise, the Executive consents to the deduction from his salary (and any bonus and/or profit share) or from any other sums owed to the Executive by the Company of any sums owing by him to the Company at any time.

26.3	This Clause is without prejudice to the rights of the Company to recover any sums or balance of sums owing by the Executive to the Company by legal proceedings.

27.	FORMER CONTRACTS OF EMPLOYMENT

This Agreement shall be in substitution for any previous contracts, whether by way of letters of appointment, agreements or arrangements, whether written, oral or implied, relating to the employment of the Executive (including all bonus and equity share arrangements), which shall be deemed to have been terminated by mutual consent as from the date of this Agreement and the Executive acknowledges to the Company for itself and on behalf of each Group Company that he has no outstanding claims of any kind against the Company or any Group Company in respect of any such contract.

28.	STAFF MANUAL

The Staff Manual, the Code of Conduct and the Travel & Entertainment Policy and any other policies, procedures and rules (as may be issued from time to time by the Company or any Group Company) also form part of the Executive’s contract of employment. Where there is an inconsistency between the terms of this Agreement and the terms contained in such policy or rules, the terms of this Agreement will prevail.

29.	GENERAL

29.1	The Executive acknowledges that the provisions of Clauses 17, 18 and 22 constitute separate undertakings given for the benefit of each Group Company and may be enforced by any of them.

29.2	The expiration or termination of this Agreement shall not prejudice any claim which either party may have against the other in respect of any pre-existing breach of or contravention of or non-compliance with any provision of this Agreement nor shall it prejudice the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to or has the effect of coming into or continuing in force on or after such expiration or termination.

29.3	This Agreement constitutes the written statement of the terms of employment of the Executive provided in compliance with Part I of the Act.

29.4	Save as otherwise herein provided, there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holiday (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or to requirements to work abroad and no collective agreement has any effect upon the Executive’s employment under this Agreement.

29.5	No term in this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

30.	CHOICE OF LAW AND SUBMISSION TO JURISDICTION

30.1	This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

30.2	The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

IN WITNESS whereof this Agreement has been executed as a deed by the Executive the day and year first written above.

Signed by Ann Knapp for and	)
on behalf of the Company	)	/s/ Ann Knapp Senior Director, Human Resources

Executed and delivered as a Deed by	)
the Executive in the presence of	)	/s/ Carl-Olav Scheible

Witness Signature	/s/ James Richards

Witness name:	James Richards

Witness address:	16 Greenlands Road Kemsing Sevenoaks Kent TN15 6PG